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Synalloy Expands its Specialty Chemicals Segment with the Acquisition of CRI

Spartanburg, South Carolina, August 29, 2013... Synalloy Corporation (NASDAQ: SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon piping systems, announces the acquisition of the business assets of Color Resources, LLC (“CRI”) and the building and land located in Fountain Inn, South Carolina where CRI was the sole tenant (the “CRI Facility”). CRI Tolling, LLC (“CRI Tolling”), a South Carolina limited liability company and wholly-owned subsidiary of Synalloy, will continue CRI's business as that of a toll manufacturer that provides outside manufacturing resources to global and regional chemical companies. CRI Tolling will operate as a division of Synalloy's Specialty Chemicals Segment, which includes Manufacturers Chemicals (“MC”). MC is one of the largest custom chemical formulators and contract manufacturers in the United States. Its principal products include defoamers, surfactants and lubricants, which are used in multiple markets including paper, carpet, textile, metal working, household, industrial and institutional chemicals, petroleum, mining, latex adhesives and agriculture.
On August 9, 2013, Synalloy closed on the purchase of the CRI Facility. Built in 1994 specifically for CRI, the plant includes approximately 135,000 square feet of production, warehouse, laboratory and office space. The purchase price for the CRI Facility was $3.45 million.
On August 26, 2013, Synalloy acquired certain assets and assumed certain operating liabilities of CRI through CRI Tolling. The assets purchased from CRI included equipment and certain other assets and approximately $387,000 worth of inventory and accounts receivables, net of assumed payables. The total purchase price was $1.1 million.
The Company funded this transaction by entering into a new term loan with Branch Banking and Trust Company (“BB&T”). The term loan is based upon 85% of the appraised value of the real estate collateral and 75% of the purchase price of the equipment assets. The term loan has a 10-year maturity and the monthly payments will be customized to account for a 20-year amortization of the real estate assets and 5-year amortization of the equipment assets purchased. The interest rate on the term loan is LIBOR based. In order to mitigate the variability of the interest rate risk, Synalloy will enter into a derivative/swap contract with BB&T for the life of the term loan.
As part of the transaction, CRI's President, Tony Jones, has accepted the position of Vice President of Sales for CRI Tolling. Mr. Jones will report directly to Greg Gibson, Executive Vice President of Sales and Administration at MC and CRI Tolling. Kevin Hrebenar, Executive Vice President of Operations and R&D at MC, will be responsible for these same functions at CRI Tolling.
“A key strategic initiative of our Specialty Chemicals Segment was to acquire or build a second production facility,” said Craig Bram, Synalloy's President and CEO. “MC has experienced continuous growth over the past five years and we have many opportunities to further penetrate existing markets, as well as develop new ones, including those in the energy industry. Production capacity at our Cleveland, Tennessee facility was getting tight and the addition of the CRI Facility provides ample room to grow. Tony and I had initial discussions in early 2012 about our respective plans, leading up to more detailed discussions this year. We believe that CRI will be an excellent fit with MC in our Specialty Chemicals Segment and are excited to have Tony continue in a leadership role with CRI Tolling,” said Bram.
Synalloy's 8-K/A filing with the Securities and Exchange Commission providing pro forma financial information on the transaction will reflect a going concern opinion for CRI plus losses in 2012 in excess of $6.8 million. The majority of these losses were from goodwill impairment and the write-down of customer intangibles by CRI's owners in 2012. The one-time charge for the impairment of goodwill and customer intangible will be eliminated from all post-acquisition pro forma operating statements of Synalloy and CRI Tolling. The overall fair value of the assets acquired by Synalloy exceeds the amount paid to CRI. As a result, due to the bargain purchase accounting rules, Synalloy will record a one-time pre-tax gain in the third quarter of 2013. Synalloy projects that the addition of CRI Tolling will be slightly accretive to its earnings in the first year following the transaction. More importantly, the CRI Facility will provide much needed production capacity to support further growth of Synalloy's Specialty Chemicals Segment. Over the next 18 months, Synalloy plans to invest an additional $3.5 million in the CRI Facility in order to replicate the production capabilities offered at its MC Cleveland, Tennessee facility. The second plant will also provide current customers of MC and CRI Tolling with the security of redundant facilities, if it is ever needed. Synalloy will also move its Spartanburg, South Carolina corporate offices to the CRI Facility before the end of the first quarter of 2014.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-looking Statements
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Contact: Rick Sieradzki at (864) 596-1558